                                                                    Exhibit 11.1

                               SODAK GAMING, INC.
                       CALCULATION OF EARNINGS PER COMMON
                          AND COMMON EQUIVALENT SHARE

                                         THREE                 THREE                  NINE                   NINE
                                    MONTHS ENDED           MONTHS ENDED          MONTHS ENDED           MONTHS ENDED
                                 SEPTEMBER 30, 1996     SEPTEMBER 30, 1995    SEPTEMBER 30, 1996     SEPTEMBER 30, 1995
                                 ------------------     ------------------    ------------------     ------------------
SHARES OUTSTANDING
  Weighted Average common shares
   outstanding                           22,742,114             22,722,276            22,730,828             22,722,276

  Adjustments for common stock
   equivalents (1)                          341,125                 78,114               215,601                 34,470
                                        -----------            -----------          ------------            -----------
  Weighted average number of
   common and common equivalent
   shares outstanding                    23,083,239             22,800,390            22,946,429             22,756,746

Net earnings                            $ 5,219,623            $ 3,717,113          $ 11,998,675            $ 8,156,418

Earnings per common and
 common equivalent share                $      0.23            $      0.16          $       0.52            $      0.36
--------------------------------
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(1)   Represents adjustment computed under the treasury stock method for restricted stock and stock options granted at fair market value at date of grant.


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